SCHEDULE A

THIS SCHEDULE A lists the Funds and the Expense Limitation Amounts which are established pursuant to this Expense Limitation Agreement:

LAT Fund Name	Class I Expense Limit	Class A Expense Limit	Class C Expense Limit	TERMINATION DATE
Presidential® Managed Risk 2010 Fund	0.50%	0.75%	1.00%	January 28, 2016
Presidential® Managed Risk 2020 Fund	0.50%	0.75%	1.00%	January 28, 2016
Presidential® Managed Risk 2030 Fund	0.50%	0.75%	1.00%	January 28, 2016
Presidential® Managed Risk 2040 Fund	0.50%	0.75%	1.00%	January 28, 2016
Presidential® Managed Risk 2050 Fund	0.50%	0.75%	1.00%	January 28, 2016
Presidential® Managed Risk Moderate Fund	0.50%	0.75%	1.00%	January 28, 2016

The parties hereto have caused this SCHEDULE A to be signed by their duly authorized officers as of the 10th day of December 2014, to be effective as of January 28, 2015.

LINCOLN INVESTMENT ADVISORS CORPORATION	LINCOLN ADVISORS TRUST, on behalf of each of its Funds listed on Schedule A

/s/ Kevin J. Adamson	/s/ William P. Flory, Jr.
Name: Kevin J. Adamson	Name: William P. Flory, Jr.
Title: Vice President	Title: Vice President & Chief Accounting Officer

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